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                                  EXHIBIT 99.1

BOCA RATON, Fla. - December 18, 2002 - Airspan Networks, Inc. (NASDAQ: AIRN), a leading worldwide provider of fixed broadband wireless DSL networks, announced today that it received notice from the NASDAQ Listing Qualifications Hearings department that its common stock will continue to be listed on The NASDAQ National Market. In a letter dated December 17, 2002, the NASDAQ Qualifications Hearings department stated, "[Airspan Networks] has evidenced compliance with the bid price requirement and all other requirements necessary for continued listing on the NASDAQ National Market." Accordingly, the NASDAQ Listing Qualifications Hearing department has closed its de-listing hearing file.

"As anticipated, Airspan has regained compliance with NASDAQ National Market listing standards," said Eric Stonestrom, Chief Executive Officer of Airspan Networks. "We are continuously working to build shareholder value and the continued listing on the NASDAQ National Market is encouraging."

About Airspan Networks

Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 900 MHz to 4 GHz, including both PCS and 3.5GHz. The company has deployments with more than 100 operators in more than 50 countries. Airspan's systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan's systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan's main operations are based in Uxbridge, United Kingdom with a WipLL product research and development facility in Lod, Israel, employing approximately 60 people. More information on Airspan can be found at http://www.airspan.com.


For media inquiries, contact:
Airspan Networks:
Al Quintana
Senior Director, Marketing Communications
Tel: +1 561 893-8683
Fax: +1 561 893-8671
Email:aquintana@airspan.com

For Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com